Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-8 of our report dated March 11, 2004, except for (i) the restatements as described in Note 1 under the headings "Stock Compensation and Miscellaneous Adjustments" and "Joint Venture Accounting and Miscellaneous Adjustments", which appear in the consolidated financial statements included in the Company's Form 10-K/A Amendment No. 2 for the year ended December 28, 2003 and are not presented or incorporated by reference herein, as to which the dates are May 14, 2004 and October 11, 2004, respectively, (ii) the effect of the retroactive adoption of FIN 46 described in Note 2 to the consolidated financial statements included in the Company's Form 10-K for the year ended December 25, 2005 which are incorporated by reference herein, as to which the date is as of October 11, 2004, and (iii) the restatement described in Note 1 to the consolidated financial statements under the heading "Restatement of Financial Statements", which appears in the consolidated financial statements included in the Company's Form 10-K for the year ended December 26, 2004 and are not presented or incorporated by reference herein, as to which the date is as of May 5, 2005, relating to the consolidated financial statements and financial statement schedule of Grill Concepts, Inc., which appears in Grill Concepts, Inc.'s Annual Report on Form 10-K for the year ended December 25, 2005.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
August 11, 2006